EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of May, 2021 (the “Effective Date”), by and among, (i) REDEEEM LLC, a California limited liability company (“Seller”) and KYLE HILL(“Kyle” and together with Seller, the “Seller Parties”) , (ii) REDEEEM ACQUISITION CORP., a California corporation (“Buyer”), and TROIKA MEDIA GROUP, INC., a Nevada corporation (“Troika,” and together with Buyer, the “Buyer Parties”).

RECITALS

WHEREAS, Seller is a peer-to-peer exchange that facilitates the purchase, sale, and trade of digital goods in exchange for Bitcoin (BTC), Ethereum (ETH), stablecoins (ERC-20) and other cryptocurrencies and has expertise in creation and management of non-fungible tokens (the “Business”);

WHEREAS, Troika is the sole member of Buyer and owns one hundred percent (100%) of the membership interests in Buyer;

WHEREAS, Seller wishes to Sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the Purchase Price payable by the Buyer Parties to Seller shall be placed in escrow by the Buyer Parties, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

In addition to the terms which may be defined elsewhere in this Agreement, the following terms (whether used in singular or plural forms) shall have the meanings specified or referred to in this Article I:

“Action” means any claim, action, suit, proceeding, arbitration or governmental investigation (including a Tax audit) or procedure that could result in a Judgment.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or an officer, director, holder of ten (10%) percent or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

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“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Employment Agreement, the Lock-Up, and such other agreements, instruments and documents which are customary and reasonably requested by a party hereto, all in form and substance reasonably satisfactory to Buyer and Seller.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which commercial banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Stock” shall have the meaning set forth in Section 2.05(ii).

“Closing Date” shall have the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right, agreement or other arrangement.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Employment Agreement” means the Employment Agreement pursuant to this Agreement and effective upon the Closing, among the Buyer Parties and Kyle Hill.

“Environmental Law” means any federal, state, foreign or local law, statute, rule or regulation, administrative decision, order or any common law, relating to the protection of the environment, natural resources or human health or safety or related to any emission, spill, discharge, migration, release or threatened release of solid waste or Hazardous Substances into the environment (including ambient or indoor air, surface water, ground water, soil or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning set forth in Section 2.02.

“Financial Statements” shall have the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any foreign state or government, and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, courts, arbitrators, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces and other instrumentalities.

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“Governmental Order” means any order, writ, Judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any pollutants, contaminants, chemicals, toxic or hazardous materials, noxious substances or wastes of any type which are defined or listed as toxic or hazardous, or any other substances that are otherwise regulated pursuant to, any Environmental Law, including, but not limited to: (i) oil, petroleum or petroleum compounds (refined or crude); (ii) flammable, explosive or radioactive materials or substances or radon; (iii) asbestos in any form that is or could become friable; (iv) lead-containing paint, pipes or plumbing; and (v) polychlorinated biphenyls or any electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Intellectual Property” means all domestic and foreign patents, patent applications (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, rights or licenses to Internet domain names, applications and reservations therefor, and uniform resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, logos, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, software (other than “off-the-shelf,” “shrink wrap” or “click-through” software), databases, data collections and other proprietary information or material of any type, whether written or unwritten.

“Judgment” means any judgment, writ, order, injunction, voluntary settlement agreement, award or decree (including any consent decree) of any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, or any other Governmental Authority.

“Knowledge of the Buyer” means the actual knowledge of Michael Tenore, the Buyer Parties’ executive officers, staff or representatives, or any of them.

“Knowledge of the Seller” means the actual knowledge of Kyle Hill.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Authorities.

“Legal Requirements” means applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes, administrative decisions or orders of any Governmental Authority, as well as the common law.

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“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any lien, mortgage, indenture, pledge, security interest, Lien or other adverse interest of any kind or description.

“Losses” shall have the meaning set forth in Section 8.02.

“Material Adverse Effect,” used with respect to any Person, means a material adverse effect or change on the condition (financial or otherwise), operations or results thereof, or properties or assets (taken as a whole), of such Person and its subsidiaries as a whole, or any event that has occurred or circumstances that exist that result in such material adverse effect or change; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Seller operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) a change in law; (vi) changes in GAAP; (vii) the execution or delivery of this Agreement or the announcement of the transactions contemplated in this Agreement; (viii) changes in political conditions; or (ix) acts of God.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” shall have the meaning set forth in Section 4.08.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchased Assets” shall have the meaning set forth in Section 2.01.

“Stock” means shares of Troika’s Common Stock.

“Strike Price” means the lower of (i) the average of the daily closing Nasdaq Capital Market price of the Stock for the Strike Price Calculation Period and (ii) $4.15 per share.

“Strike Price Calculation Period” means the period commencing on the date that is fourteen (14) days prior to the Closing Date and ending on the date that is fourteen (14) days after the Closing Date.

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“Tax Return” means any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

ARTICLE II.
PURCHASE AND SALE

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens other than Permitted Liens, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(i) Cash and cash equivalents;

(ii) [Intentionally left blank]

(iii) All accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(iv) All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(v) All Contracts, including Intellectual Property Agreements, set forth in Schedule 4.11 (the “Assigned Contracts”);

(vi) All Intellectual Property Assets;

(vii) All furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(viii) All Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 4.17(ii) (if any);

(ix) All rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

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(x) All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(xi) All of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(xii) All insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(xiii) Originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(xiv) All goodwill and the going concern value of the Business;

Section 2.02. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(i) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(ii) The organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(iii) The assets, properties and rights specifically set forth in Schedule 2.02(iii);

(iv) The rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) All Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(ii) All Liabilities incurred in the operation of the Business or the ownership or use of the Purchased Assets after the Closing Date; and

(iii) Liabilities of Seller, not to exceed $170,000.00, as set forth on Schedule 2.03(iii).

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Section 2.04. Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i) Any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii) Any Liability for (a) Taxes of Seller (or any member or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; or (b) other Taxes of Seller (or any member or Affiliate of Seller) for any Pre-Closing Tax Period of any kind or description (including any Liability for Taxes of Seller (or any member or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(iii) Any Liabilities relating to or arising out of the Excluded Assets;

(iv) Any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(v) Any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(vi) Any Liabilities under the Excluded Contracts, to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(vii) Any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(viii) Any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

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Section 2.05. Purchase Price. The aggregate purchase price for the Purchased Assets shall be Twelve Million One Hundred Thousand and 00/100 Dollars ($12,100,000.00) (the “Purchase Price”), along with the assumption of the Assumed Liabilities. The Purchase Price shall be paid to Seller, or its designees as set forth in Schedule 2.05, as follows:

(i) On the Closing Date, One Million Two Hundred Ten Thousand Dollars ($1,210,000.00) in cash by wire transfer of immediately available funds;

(ii) No later than five (5) Business Days after the expiration of the Strike Price Calculation Period (defined below), Troika shall issue an aggregate number of shares of Stock equal to (A) One Million Two Hundred Ten Thousand Dollars ($1,210,000.00) divided by (B) the Strike Price to the Seller’s designees in the amounts set forth on Schedule 2.05;

(iii) No later than five (5) Business Days after the expiration of the Strike Price Calculation Period, Troika shall issue an aggregate number of restricted shares of Stock equal to (A) Nine Million Six Hundred Eighty Thousand Dollars ($9,680,000.00) divided by (B) the Strike Price to Seller’s designees in the amounts set forth in Schedule 2.05, to be released pursuant to vesting agreements with Seller’s designees pursuant to individual Lock-up Agreements, in the form attached hereto as Exhibit A (the “Lock-Up Agreement”).

Section 2.06. Issuance of Troika Stock. The parties acknowledge that Troika shall file a registration statement with the Securities and Exchange Commission (“SEC”) not later than sixty (60) days from the Closing Date including the issuance of Stock pursuant to Section 2.05 , which Troika will use its best efforts to cause the registration statement to be declared effective following its response to any and all SEC comments.

Section 2.07. Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer in good faith in a manner consistent with Section 1060 of the Code and the regulations thereunder and delivered to Seller within five (5) Business Days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) Business Days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.08. Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09. Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 8.02 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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Section 2.10. Escrow Agreement. All of the Stock issued in accordance with Section 2.05(iii) (the “Escrow Shares”) shall be delivered to Buyer’s attorney to be held under the Escrow Agreement to secure the indemnification obligations of the Seller under this Agreement as set forth in Section 8.02 below, and shall be released when vested under the respective Lock-Up Agreement. The Escrow Shares, along with the income and proceeds thereof, will be held in an escrow account and will be released on in accordance with the terms of the Escrow Agreement.

Section 2.11. Stock Options. At Closing, Troika shall agree to issue an aggregate of six hundred fifty thousand (650,000) options to purchase Stock to employees of Buyer in such amounts and to such individuals as determined by Kyle at a subsequent date, all subject to a three (3) year vesting period.

ARTICLE III.
THE CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, NY 10158 or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 AM, New York/Eastern time, on the date of this Agreement, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02. Closing Deliverables.

(i) At the Closing, Seller shall deliver to Buyer the following:

(a) The Escrow Agreement, duly executed by Seller;

(b) A bill of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(c) An assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(d) An assignment in the form of Exhibit E hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

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(e) A copy of a Certificate of Conversion, filed with the Secretary of State of the State of Delaware, evidencing the conversion of the Seller into a California limited liability company;

(f) A power of attorney in form and substance satisfactory to Buyer and duly executed by Seller to enable Buyer to effect such matters as may be required to give effect to this Agreement;

(g) An Employment Agreement, executed by Kyle Hill, in the form attached hereto as Exhibit F;

(h) The Lock-up Agreement, executed by each of Seller’s designees;

(i) The Seller Closing Certificate; and

(j) The FIRPTA Certificate.

(ii) At the Closing, Buyer, or Troika, as the case may be, shall deliver Seller the following:

(a) The cash portion of the Purchase Price, in accordance with Section 2.05(i);

(b) The Escrow Agreement duly executed by the Buyer Parties;

(c) The Assignment and Assumption Agreement duly executed by Buyer;

(d) The Employment Agreement duly executed by the Buyer Parties;

(e) The Lock-up Agreements, duly executed by the applicable Buyer Party; and

(f) The Buyer Closing Certificate.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Schedule of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01. Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.01 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

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Section 4.02. Authority of Seller. Seller has all necessary power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the applicable Buyer Party) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Amended and Restated Operating Agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Schedule 4.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04. Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2019 and 2020 and the related statements of income and balance sheet for the years then ended (the "Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Business as at March 31, 2021 and the related statements of income and balance sheet for the three month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. Seller has no reason to believe the aforementioned Financial Statements will not be able to be audited by Troika’s PCAOB independent auditors.

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Section 4.05. Undisclosed Liabilities. Except as set forth in Schedule 4.05, Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) as incurred in connection with this Agreement and the transactions contemplated hereby, including any transaction expenses incurred prior to the Closing in connection with the transactions contemplated by this Agreement and the other Ancillary Documents executed by Seller. Notwithstanding the foregoing, none of these undisclosed liabilities shall be included in the Assumed Liabilities.

Section 4.06. Absence of Certain Changes or Events. Except as described on Schedule 4.06 or in connection with the transactions contemplated by this Agreement, since the Interim Balance Sheet Date, the Seller has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Seller which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.07. Material Contracts. Schedule 4.07 lists all of the Contracts of the following nature to which the Seller is a party or any of the Purchased Assets are bound or affected (the “Material Contracts”): (i) Contracts evidencing indebtedness for borrowed money, or guarantees of the obligation of any other Person in respect of borrowed money or of any other obligation of any current or former Affiliate of the Seller; (ii) leases or subleases or other agreements with respect to occupancy of real property; (iii) leases of machinery, equipment or other tangible personal property; (iv) Contracts limiting the freedom of the Seller to engage or compete in any activity, or to use or disclose any information in its possession; (v) any Contract with any employee, consultant or independent contractor or any Contract relating to bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other Contract for the benefit of employees; (vi) any license of, or other Contract with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink-wrap” licenses); (vii) any Contract with any Affiliate of the Seller; (viii) any Contract with any distributor, dealer, manufacturer’s representative or sales representative; (ix) any Contract pursuant to which the Seller purchases materials, supplies, equipment, products or services (excluding stand-alone purchase orders issued in the ordinary course of business); (x) any Contract pursuant to which the Seller sells any product or service to a third party (excluding stand-alone purchase orders issued in the ordinary course of business); (xi) any Contract pursuant to which the Seller may be obligated to (A) sell, transfer, pledge, dispose of or encumber any assets or properties, other than dispositions of inventory and supplies in the ordinary course of business, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest, or (C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any Person or any division thereof, or (xii) any other Contract that individually contemplates payments by or to the Seller exceeding $20,000 in any twelve-month period and is not subject to cancellation by the Seller on less than thirty (30) days’ notice without penalty. The Seller has delivered to the Buyer Parties true and complete copies of all Material Contracts, including all amendments thereto. The Seller is not in breach or default under the terms of any Material Contract and, to the Knowledge of the Seller, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Seller, nor has the Seller received any written notice of any breach or default or alleged breach of default under any Material Contract. To the Knowledge of the Seller, no other party to any Material Contract is in breach or default under the terms thereof, and, to the Knowledge of the Seller, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Seller received any written notice of any breach or default by any such party. The Material Contracts are in full force and effect and are valid and binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto. The Seller has not received any written notice from any other party to a Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Seller, is there any basis therefor. Except as provided on Schedule 4.03, no consent of, or notice to, any third party is required under any Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby

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Section 4.08. Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens”):

(i) [Intentionally left blank];

(ii) Liens for Taxes not yet due and payable; or

(iii) Mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

Section 4.09. Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

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Section 4.10. Real Property. Schedule 4.10 sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”).

Section 4.11. Intellectual Property. Schedule 4.11 contains a complete list of all material Intellectual Property currently owned or licensed by the Seller (the “Intellectual Property Assets”). Intellectual Property Assets that are owned by the Seller are hereinafter referred to as the “Owned Intellectual Property”, and Intellectual Property Assets that are licensed to the Seller by a third party are hereinafter referred to as the “Licensed Intellectual Property”. The Owned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), as and only to the extent specifically set forth on Schedule 4.11.

(i) Except as described on Schedule 4.11, the Seller owns the Owned Intellectual Property free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto. With respect to the Licensed Intellectual Property, Schedule 4.11 indicates the name of the licensor and identifies the specific agreement pursuant to which such Licensed Intellectual Property is licensed to the Seller (each an “Intellectual Property Agreement”). To the Knowledge of the Seller, none of the registered Intellectual Property Assets has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid. To the Knowledge of the Seller, the Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.

(ii) Except as described on Schedule 4.11, the Seller has not received any written notice or claim from any third party challenging the right of the Seller to use any of the Intellectual Property Assets.

(iii) Except as described on Schedule 4.11, there are no pending or, to the Knowledge of the Seller, threatened claims or notices by any third party of a violation, infringement, misuse or misappropriation by the Seller of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property Assets, nor to the Knowledge of the Seller, is there a basis for any such claims. To the Knowledge of the Seller, the Seller is not infringing, misappropriating or violating any Intellectual Property of any third party.

(iv) Except as described on Schedule 4.11, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Seller, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or before any other Governmental Authority relating to any pending application with respect to the Owned Intellectual Property.

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Section 4.12. Insurance. Schedule 4.12 includes a list of each insurance policy covering the Purchased Assets, or the Seller’s employees, including the type, carrier, policy number and expiration date (the “Insurance Policies”). All premiums due and payable with respect to the Insurance Policies through the date hereof have been paid, and the Seller has not received any written or oral notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Insurance Policy. No claim is currently pending under any Insurance Policy. Such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Seller is a party or by which it is bound. The Seller is not in breach or default and, to the Knowledge of the Seller, no event has occurred which, with notice or lapse of time, would constitute a breach or default under any Seller Insurance Policy, or permit termination or modification under any Insurance Policy.

Section 4.13. Litigation. Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of the Seller, threatened against the Seller or any of its officers, managers or members (in their capacities as such), and the Seller has not received written notice of any claim, complaint, incident, report, threat or notice of any such Action and, to the Knowledge of the Seller, there is no basis therefor. There is no Action pending or threatened against any other Person by the Seller. There are no outstanding Judgments against or involving or affecting the Seller or any of its assets or properties, and, to the Knowledge of the Seller, the Seller is not in default with respect to any such Judgment served upon it.

Section 4.14. Compliance With Laws; Permits.

(i) Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(ii) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.14(ii) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.14(ii).

Section 4.15. Environmental.

(i) no written notice, notification, demand, claim, letter, request for information, citation, summons, complaint or order has been received by, and no notice, demand, claim, letter, request for information, investigation or legal proceeding is pending or, to the Knowledge of the Seller, threatened against the Seller with respect to any matters relating to or arising out of any Environmental Law;

(ii) the Seller is and has at all times been in compliance, in all material respects, with all Environmental Laws and with any necessary Environmental Permits (as hereinafter defined); the Seller possesses all necessary permits, authorizations, approvals, licenses, consents, exemptions and other governmental authorizations required for their current operations under applicable Environmental Laws;

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(iii) to the Knowledge of the Seller, there are no facts, circumstances or conditions that could reasonably be expected to be the basis of or to result in the Seller incurring liability for the release of Hazardous Substances or incurring any liability, obligations, requirements for remedial or corrective action or costs under Environmental Laws, or could reasonably be expected to prevent or restrict the Seller’s compliance with Environmental Laws or to restrict its use or transfer of any property pursuant to Environmental Laws;

(iv) to the Knowledge of the Seller, none of the properties currently or formerly owned, leased or operated by the Seller has been listed in, nor has the Seller disposed or transported any Hazardous Substances to any site that has been listed in, the National Priorities List or any other list of sites requiring clean-up or investigation under Environmental Law maintained by any Governmental Authority; and

(v) the Company has made available to Buyer complete, true and correct copies of all material environmental records, reports, assessments, studies, sampling results, investigations, audits, notifications and pending permit applications. A list of such materials is provided in Schedule 4.15.

Section 4.16. Employee Benefit Arrangements.

(i) Schedule 4.16 includes a true and complete description of all arrangements under or with respect to which the Seller or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such benefit arrangement is covered by ERISA (each, a “Benefit Arrangement”). The Seller has provided to Buyer true and complete copies of each Benefit Arrangement or, in the case of each Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.

(ii) The Seller does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. The Seller has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(iii) Except as disclosed on Schedule 4.16 or with respect to benefits already accrued, the Seller has the unilateral right to amend or terminate all Benefit Arrangements.

(iv) Except as set forth in Schedule 4.16, no individual will, as a direct or indirect result of the transactions contemplated hereby: (a) incur any liability to pay the excise tax due under Code Section 409A; or (b) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.

(v) With respect to each Benefit Arrangement, to the Knowledge of the Seller, the Seller is in material compliance with: (a) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (b) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

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Section 4.17. Employee Relations.

(i) Except as set forth on Schedule 4.17, the Seller is not a party to, or bound by any, collective bargaining agreements and no union or other labor organization is certified to represent the employees of the Seller. There are no existing or, to the Knowledge of the Seller, threatened, labor disputes, representation questions or union organizing activities with respect to the employees of the Seller.

(ii) Except as set forth on Schedule 4.17, the Seller has complied with all Legal Requirements relating to employment and employment practices, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers’ compensation or other statutorily required benefits or obligations for the employees of the Seller.

(iii) There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the Knowledge of the Seller, threatened, against or involving the Seller by any current or former employees of the Seller.

(iv) Within the past three (3) years, the Seller has not conducted a “plant closing” or a “mass layoff”, as each of those terms is defined in the Workers’ Adjustment and Retraining Notification Act (“WARN”) (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.

Section 4.18. Employment Contracts and Terms. The Seller is not a party to or bound by any employment Contracts. All employees of the Seller as of the date hereof are employed “at will” and, to the Knowledge of the Seller, are eligible to work lawfully in the United States.

Section 4.19. Subsidiaries. Seller does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. Seller does not own (and has never in the past owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

Section 4.20. Taxes.

(i) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(ii) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(iv) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(v) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(vi) There are no Liens for Taxes upon any of the Purchased Assets nor, to the Knowledge of the Seller, is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(vii) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(viii) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.21. Customers and Suppliers. Schedule 4.21 sets forth a list of (a) the ten largest customers (measured by dollar volume of product sales), and (b) the ten largest suppliers (measured by dollar volume of purchases) of the Seller during each of the last three fiscal years. Except as set forth in Schedule 4.21, no customer or supplier listed in Schedule 4.21 has given written notice of its intent to terminate, cancel, limit, or adversely modify or change its business relationship with the Seller, and, to the Knowledge of the Seller, there exists no present or future condition or state of facts or circumstances involving such customers or suppliers which the Seller can now reasonably foresee would materially adversely affect the Business of the Seller after the consummation of the transactions contemplated by this Agreement.

Section 4.22. Accounts Receivable; Accounts Payable.

(i) All accounts receivable of the Seller (a) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (b) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of the Seller, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason.

(ii) All accounts payable and accrued expenses of the Seller have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment.

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Section 4.23. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.24 Redeeem Delaware. Seller Parties represent that the Seller has been converted from a Delaware limited liability company into a California limited liability company in accordance with the Delaware Limited Liability Company Act and the California Revised Uniform Limited Liability Company Act.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of Troika and Buyer, jointly and severally, represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01. Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.

Section 5.02. Organization of Troika. Troika is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.

Section 5.03. Authority of the Buyer Parties. Each Buyer Party has the necessary power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery each Buyer Party of this Agreement and any Ancillary Document to such Buyer Party is a party, the performance by such Buyer Party of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer Parties. This Agreement has been duly executed and delivered by the Buyer Parties, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer Parties enforceable against the Buyer Parties in accordance with its terms. When each Ancillary Document to which a Buyer Party is or will be a party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Buyer Party enforceable against it in accordance with its terms.

Section 5.04. No Conflicts; Consents. The execution, delivery and performance by each Buyer Party of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer or Troika, as the case may be; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Troika; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Troika is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 5.05. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer Parties.

Section 5.06. Sufficiency of Funds and Stock. The Buyer Parties have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Purchase Price and consummate the transactions contemplated by this Agreement. Troika has sufficient authorized Stock to enable it to issue Shares of Stock to satisfy the Stock portion of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.07. Legal Proceedings. There are no Actions pending or, to the Knowledge of the Buyer, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.08. Valid Issuance of Securities; Free Tradeability. The shares of Stock, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and free of restrictions on tradeability or transfer other than restrictions on transfer under the Lock-Up Agreements and applicable Law, including, but not limited to the Federal securities laws. Subject to Section 2.06, the shares of Stock, when issued and delivered in accordance with the terms of this Agreement, will be listed for trading on the Nasdaq Capital Market. Subject to Section 2.06, no prospectus or registration statement is required to be published or filed due to the consummation of the transactions contemplated by this Agreement

Section 5.09. Public Disclosure. As of the date of this Agreement, there is no material information which the Buyer Parties have not disclosed under applicable securities laws which is required to be disclosed by applicable securities laws, other than as relates to the execution of this Agreement and the consummation of the transactions contemplated herein. The Buyer Parties have not taken any action to withdraw the listing of Troika’s shares on the Nasdaq Capital Market and have not received any notification from a Government Entity relating to the delisting, suspension of trading or termination of trading of the Stock on the Nasdaq Capital Market.

ARTICLE VI.
COVENANTS

Section 6.01. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) subject to the immediately following sentence, is required to be disclosed pursuant to Governmental Order or Law. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed. Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.02. Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder.

Section 6.03. Post-Closing Covenants of the Seller.

From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.04. Post-Closing Covenants of the Buyer Parties. On the Closing Date, Buyer shall hire the employees, or engage the independent contractors, of Seller set forth in Schedule 6.04. The parties agree that budget for the compensation for the Persons set forth in Schedule 6.04 shall be One Million Three Hundred Four Thousand Dollars ($1,304,000.00) for the twelve (12) month period commencing on the Closing Date. The compensation paid under this Section 6.04 shall be in United States Dollars, but, subject to compliance with Law, converted to bitcoin at the time of payment through the use of a cryptocurrency payment service provider reasonably mutually agreed by Seller and Troika, such as BitPay Send or BitWage.

Section 6.05. Bulk Sales Laws. The parties hereby waive compliance with the provisions of Division 6 of the California Uniform Commercial Code relating to bulk sales and the provisions of any other bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

ARTICLE VII.
CONDITIONS TO CLOSING

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

Section 7.01. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 7.02. Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(i) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.20 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby

(iv) All approvals, consents and waivers that are listed on Schedule 4.03 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(v) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(i).

(vii) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date

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(viii) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized manager of Seller, certifying that (a) each of the conditions set forth in Section 7.02(i) and Section 7.02(ii) have been satisfied (b) attached thereto are true and complete copies of all resolutions adopted by the members of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Seller Closing Certificate”).

(ix) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(x) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(i) Other than the representations and warranties of Buyer Parties contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.05 (collectively, the “Buyer Party Fundamental Representations”), the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer Parties contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(iv) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(ii).

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(v) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Troika, in its own capacity and as the sole member of Buyer, certifying that (a) each of the conditions set forth in Section 7.03(i) and Section 7.03(ii) have been satisfied, attached thereto are true and complete copies of all resolutions adopted by the board of directors of Troika and the [managing member] of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(vi) The Buyer Parties hall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII.
INDEMNIFICATION

Section 8.01. Survival. Except with respect to Section 6.01, which shall survive indefinitely, all representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of one (1) year following the Closing Date.

Section 8.02. Indemnification by Seller Parties. Subject to the other terms and conditions of this Article VIII, Seller Parties shall indemnify and defend each of Troika, Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, Judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Ancillary Document , or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Ancillary Document, or any schedule, certificate, or exhibit related thereto;

(iii) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller Parties or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

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Section 8.03. Indemnification by the Buyer Parties. Subject to the other terms and conditions of this Article VIII, the Buyer Parties shall, jointly and severally, indemnify and defend each of Seller Parties and their Affiliates and their respective Representatives and successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(i) any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement or any schedule, certificate, or exhibit related thereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer Parties pursuant to this Agreement or any schedule, certificate, or exhibit related thereto;

(iii) the operation of the Business and/or the Purchased Assets following the Closing; or

(iv) any Assumed Liabilities.

Section 8.04. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.05. Cumulative Remedies.

The rights and remedies provided for in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 8.06. Limitations.

(i) Seller Parties shall not be liable to any Buyer Indemnitees for any Losses under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $25,000 (the “Deductible”), in which event Seller Parties shall only be required to pay or be liable for Losses in excess of the Deductible.

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(ii) The aggregate amount of all Losses for which Seller Parties shall be liable pursuant to Section 8.02, or for which the Buyer Parties shall be liable pursuant to Section 8.03, shall not exceed $1,210,000 , respectively; provided, however, that the aggregate amount of all Losses for which Seller Parties shall be liable for breaches of any of Seller’s Fundamental Representations, or for which a Buyer Party shall be liable for breaches of any of such Buyer Party’s Buyer Party Fundamental Representations, shall not exceed the Purchase Price, respectively. Except as otherwise set forth in this Section 8.05(ii), a cap of the Purchase Price shall also apply to the aggregate amount of the indemnification payments that either the Seller or the Buyer Parties, respectively, shall be required to make under this Agreement. No cap shall apply to Seller Parties’ or the Buyer Parties’, respectively, liability for Losses in connection with any claims made by the other party based on fraud.

(iii) Payments by the Seller Parties to the Buyer Indemnitees pursuant to Section 8.02 shall be limited to the amount of any liability or Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Buyer Indemnitees in respect of any such claim. The Buyer Indemnitees shall use all commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification from the Seller under this Agreement.

(iv) Notwithstanding anything herein to the contrary, other than payments by Seller Parties with respect to fraud by Seller Parties, payments by a Seller Party to the Buyer Indemnitees shall be payable only in either (a) Stock actually issued to such Seller Party or its designees pursuant to this Agreement, the value of which shall be calculated based on the closing Nasdaq Capital Market price of the Stock as of the Business Day immediately prior to the date such payment is made pursuant to this Article VIII or (b) in cash, by wire transfer of immediately available funds, in a maximum aggregate amount equal to the cash actually received by such Seller Party pursuant to this Agreement.

(v) Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be liable hereunder to any Indemnified Party for any Losses (as defined in this Agreement) unless such Losses are determined in a final non-appealable judgment of a court or other tribunal of competent jurisdiction, except in each case to the extent any such Losses are included in any proceeding by a third party against such Indemnified Party for which it is entitled to indemnification under this Agreement.

Section 8.07. Exclusive Remedy. Except for fraud or intentional misrepresentation by the parties to this Agreement or with respect to claims for specific performance or injunctive relief, the rights and remedies provided in this Article VIII shall be the sole and exclusive remedy for any breaches of any representations, warranties, covenants or agreements of the parties to this Agreement.

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ARTICLE IX.
TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(i) By the mutual written consent of the Buyer Parties and Seller;

(ii) By the Buyer Parties by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) Business Days of Seller’s receipt of written notice of such breach from Buyer.

(iii) By Seller by written notice to the Buyer Parties if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) Business Days of the Buyer Parties’ receipt of written notice of such breach from Seller.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article IX and Section 6.01 and Article X hereof; and

(ii) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X.
MISCELLANEOUS

Section 10.01. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 10.02. Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Redeeem LLC 1227 11th Street, Unit A Santa Monica, CA 90401 E-Mail: kyle@redeeem.com Attention: Kyle Hill

With a copy to:	Osler, Hoskin & Harcourt LLP 620 8th Ave. New York, NY 10018 Email: mkushner@osler.com Attention: Marc Kushner, Esq.

If to the Buyer Parties:	Troika Media Group, Inc. 1715 N. Gower Street Los Angeles, CA 90028 Email: mtenore@troikamedia.com Attention: Michael Tenore, General Counsel

With a copy to:	Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, NY 10158 Email: ehl@dhclegal.com Attention: Elliot H. Lutzker, Esq.

Section 10.03. Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.04. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 10.05. Entire Agreement. This Agreement and the other Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Documents, the exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Neither party may assign its rights or obligations hereunder, including by merger or operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section 10.06 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 10.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE SELLER PARTIES:

REDEEEM LLC

By:	/s/ Kyle Hill
Name:	Kyle Hill
Title:	Manager

/s/ Kyle Hill
KYLE HILL, individually

BUYER:

REDEEEM ACQUISITION CORP.

By:	/s/ Michael Tenore
Name:	Michael Tenore
Title:	Secretary

TROIKA:

TROIKA MEDIA GROUP, INC.

By:	/s/ Robert Machinst
Name:	Robert Machinist
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement (Redeeem)]

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